UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2023

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC
Warrants to purchase Class A Common Stock	FATBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Andrew A. Wiederhorn resigned as Chief Executive Officer of FAT Brands Inc. (the “Company”) effective as of May 5, 2023, and agreed to accept a new position as outside consultant to the Company. On July 19, 2023, the Company entered into a written Separation, Cooperation, and Release Agreement (the “Separation Agreement”) and Consulting Agreement (the “Consulting Agreement”) with Mr. Wiederhorn.

Under the Separation Agreement, Mr. Wiederhorn is entitled to receive any accrued but unpaid base salary and the value of any accrued and unused vacation through his resignation date in accordance with his Employment Agreement, dated November 18, 2021 (the “Employment Agreement”). In addition, Mr. Wiederhorn is entitled to receive a final bonus under the Employment Agreement for such portion of 2023 through his separation date in the amount of $950,000. Mr. Wiederhorn’s stock options will continue to vest after his resignation date since he will continue to provide services to the Company as a consultant. Under the Separation Agreement, Mr. Wiederhorn provided a general release of the Company, and the Company released Mr. Wiederhorn from certain claims related to his employment and separation from the Company, subject in each case to certain exceptions. Mr. Wiederhorn also agreed to assist and cooperate with the Company in transitioning his duties, as well as with any investigations, legal claims, or other matters related to his past employment. In addition, the Company agreed that, unless otherwise prohibited by applicable law, any attorney fees and expenses advanced to Mr. Wiederhorn by the Company to date in connection with the Company’s pending litigation and governmental investigations are awarded to him under the Separation Agreement.

The Consulting Agreement provides that Mr. Wiederhorn will provide specified non-executive consulting services to the Company, including advice regarding corporate strategy, acquisitions, capital allocation, financing and restaurant/franchise operations. In consideration for such services, the Consulting Agreement provides that the Company will pay to Fog Cutter Consulting Corp., a company affiliated with Mr. Wiederhorn, an hourly fee of $1,850. In addition, while Mr. Wiederhorn remains a director of the Company, he will receive standard Board fees as a non-employee director. The Consulting Agreement also contains customary confidentiality obligations by Mr. Wiederhorn and an assignment to the Company of intellectual property developed by Mr. Wiederhorn in the course of providing consulting services to the Company.

The foregoing descriptions of the Separation Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation, Cooperation, and Release Agreement, dated July 19, 2023, by and between FAT Brands Inc. and Andrew A. Wiederhorn
10.2	Consulting Agreement, dated July 19, 2023, by and among FAT Brands Inc., Fog Cutter Consulting Corp. and Andrew A. Wiederhorn
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 21, 2023

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer